Exhibit 10.20

On December 9, 2004, the Compensation and Human Resources Committee of the Board of Directors of Lyondell Chemical Company (the “Company”) approved the 2005 base salaries (effective as of January 1, 2005) for the officers of the Company, including the five named executive officers. The following table sets forth the base salaries for the named executive officers of the Company for 2005 and 2004:

Name and Position	Year	Base Salary
Dan F. Smith President and Chief Executive Officer	2005 2004	1,150,000 1,050,036

Morris Gelb Executive Vice President and Chief Operating Officer	2005 2004	684,996 581,828

T. Kevin DeNicola Senior Vice President and Chief Financial Officer	2005 2004	434,980 367,536

Kerry A. Galvin Senior Vice President, General Counsel and Secretary	2005 2004	415,012 364,468

John A. Hollinshead Vice President, Human Resources	2005 2004	350,012 337,818

For further discussion of executive compensation programs, see “Executive Compensation” beginning on page 21 and “Compensation Committee Report” beginning on page 30 of the Company’s 2004 Proxy Statement. The Company intends to provide additional information regarding the compensation awarded to the named executive officers in respect of and during the year ended December 31, 2004 in the proxy statement for the Company’s 2005 annual meeting of shareholders, which is expected to be filed with the Securities and Exchange Commission in March 2005.